UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 3, 2004

The SCO Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-29911	87-0662823
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification)

355 South 520 West

Lindon, Utah 84042

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (801) 765-4999

N/A

(Former name or former address, if changed since last report)

Item 5.                       Other Events and Regulation FD Disclosure.

In its press release issued March 3, 2004 as described more fully below under “Item 12. Results of Operations and Financial Condition,” The SCO Group, Inc. (“SCO”) announced financial results for the first quarter of fiscal year 2004 ended January 31, 2004.  SCO reported revenue of $11,392,000 for the first quarter of fiscal 2004 compared to revenue of $13,540,000 from the comparable quarter of the prior period.

SCO’s first quarter revenue from UNIX products and services was $11,372,000.  In addition, revenue generated from SCO’s SCOsource licensing initiative was $20,000.

For the first quarter of fiscal year 2004, SCO reported a net loss applicable to common stockholders of $2,253,000, or $0.16 per diluted common share.  SCO reported a net loss applicable to common stockholders of $724,000, or $0.06 per diluted common share, in the comparable quarter of the prior year.  The net loss applicable to common stockholders for the first quarter of fiscal year 2004 was reduced by $3,624,000 of income resulting from the change in fair value of the derivative associated with SCO’s previously issued Series A Convertible Preferred Stock.  The loss from operations for the first quarter of fiscal year 2004 was $5,169,000 compared to a loss of $738,000 for the comparable quarter in the prior year.  The loss from operations for the first quarter of fiscal year 2004 includes costs of $3,440,000 related to SCO’s SCOsource licensing initiatives.  These initiatives had not yet commenced in the comparable quarter of the prior year.

Item 7.    Financial Statements and Exhibits.

(c)                                              Exhibits

99.1                                       Press Release of The SCO Group, Inc. dated March 3, 2004

Item 12.                Results of Operations and Financial Condition.

On March 3, 2004, SCO issued a press release announcing financial results for its first quarter ended January 31, 2004.  A copy of the press release is furnished as Exhibit 99.1 to this report, which press release is incorporated herein by reference.

Except as specifically set forth above in “Item 5. Other Events and Regulation FD Disclosure,” the information in this report, including the exhibit, is being furnished and shall not be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 3, 2004
By:	/s/ Robert K. Bench
Chief Financial Officer
Principal Financial and Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of The SCO Group, Inc. dated March 3, 2004